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                                                                  EXHIBIT 10.27



                            ARTISAN COMPONENTS, INC.

                               Severance Agreement


        This Agreement is made by and between Artisan Components, Inc. (the "Company") and Harry Dickinson ("Executive") as of the date set forth below.

        WHEREAS, the Company has employed Executive as the Company's Chief Operating Officer, Strategy and Business Development, effective as of June 4, 2001, and

        WHEREAS, the Company and the Executive understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment, and that the employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or the Executive,

        NOW THEREFORE, the Company and the Executive hereby agree as follows:

        1. Definition of Constructive Termination of Employment in the Event of a Change of Control of Company. "Constructive Termination" is defined as one of the following events occurring following a Change in Control of the Company: (i) a material reduction in salary or benefits, (ii) a material change in responsibilities from those of the Chief Operating Officer, Strategy and Business Development, (iii) a requirement to relocate, except for office relocation that would not increase the Executive's current one-way commute distance by more than thirty (30) miles or (iv) subjection of Executive to unreasonable working conditions, such as violation of Executive's civil rights, defamation of Executive, intentional infliction of emotional distress, coercion to condone, tolerate or participate in illegal or immoral acts, or similar conditions.

        2. Definition of Change of Control of Company. "Change of Control of the Company" is defined as:

                (a) Any "person" (as such term is used in Sections 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                (b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with


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                        the affirmative votes of a least a majority of the
                        Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                (c) The date of the consummation of a merger or consolation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        3. Termination Incident to a Change of Control of the Company. In the event of a Change of Control of the Company, followed within six (6) months thereafter by the Constructive Termination or involuntary termination of Executive's employment with the Company or its successor entity without Cause, (i) Executive shall be entitled to receive a cash payment of severance pay (less applicable withholding taxes and deductions) representing an amount equal to ninety (90) days of base salary for each full year of service, up to a maximum of six (6) months; (ii) Executive's employee benefits shall continue on the same terms and conditions as during Executive's employment for the severance period or until Executive is eligible for alternative health care benefit. Upon becoming eligible for alternative health care benefits, Executive shall immediately notify the Company and the Executive's benefits shall cease. These benefits includes health insurance, 401K deductions, health care spending and dependant care spending account, life insurance, AD&D; and
                (iii) Executive's outstanding portion of the stock option grant of 240,000 shares of Common stock shall become 50% vested.

        4. Enforcement. In the event of any action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to such party's reasonable costs and expenses of enforcement including, without limitation, reasonable attorney's fee.

        5. Entire Agreement. This Agreement, the Stock Option Plan, the Option Agreement, and the Proprietary Information Agreement of even date herewith represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the


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                Company, supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

        6. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

        7. Governing Law. This Agreement shall be governed by the laws of the State of California.

        8. Effective Date. This Agreement is effective immediately after it has been signed.

        9. Acknowledgement. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advise from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


IN WITNESS WHEREOF, the undersigned have executed this Agreement as of June 7, 2001.



ARTISAN COMPONENTS, INC.

By:  /s/ Mark Templeton
     Mark R. Templeton
     President & Chief Executive Officer



HARRY DICKINSON

By:  /s/ Harry Dickinson